Advanced Series Trust
For the fiscal period ended 12/31/08
File number 811-5186


					SUB-ITEM 77-0-2

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST UBS Dynamic
Alpha Portfolio

1.   Name of Issuer:  Metlife, Inc.

2.   Date of Purchase:  October 8, 2008

3.   Number of Securities Purchased:  	N/A

4.   Dollar Amount of Purchase:  $821,500

5.   Price Per Unit:  $26.50 per unit

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Credit Suisse

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith, Inc
UBS Securities LLC.
..